 Exhibit 5.2

Resource Modeling Inc.

February 12, 2010

TO:	Seabridge Gold Inc.
British Columbia Securities Commission
Ontario Securities Commission
Alberta Securities Commission
United States Securities and Exchange Commission
Toronto Stock Exchange

Re: Seabridge Gold Inc. (the “Company”)
Consent of Expert

Ladies and Gentlemen:

Reference is made to the following reports:

January 2010 Updated KSM Mineral Resources dated January 25, 2010
Kerr-Sulphurets-Mitchell Preliminary Economic Assessment Addendum – 2009 dated September 8, 2009
Seabridge Gold Inc. - Courageous Lake Project, Preliminary Economic Assessment – 2008 dated March 10, 2008
Updated Mineral Resource Estimate, The Courageous Lake Project, Northwest Territories, Canada dated February 22, 2007

(collectively, the “Reports”).

In connection with the Company’s Short Form Base Shelf Prospectus (Final) dated February 12, 2010 and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10/A dated February 12, 2010 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Michael J. Lechner, P. Geo (B.C.), RPG, CPG, on behalf of myself and Resource Modeling Inc., consent to the use of my name and Resource Modeling Inc.’s name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the services performed by me in connection with the Reports.

Yours truly,

/S/ MICHAEL J. LECHNER
Michael J. Lechner, P. Geo (B.C.), RPG, CPG